UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 11, 2013

Grandparents.com, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-21537	93-1211114
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

589 Eighth Avenue, 6th Floor New York, New York	10018
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 646-839-8800

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On October 11, 2013, Grandparents.com, Inc. (the “Company”) and Aetna Life Insurance Company (“ALIC”) entered into a Program Agreement (the Agreement”), dated as of October 9, 2013 (the “Effective Date”), pursuant to which ALIC will offer and issue Medicare supplement health insurance products and other insurance products the parties may agree to offer from time to time (the “Products”) to members of the Company’s American Grandparents Association.

The Agreement provides that ALIC shall pay to the Company a royalty (the “Royalty”) calculated in accordance with the formula in the Agreement in exchange for the use of the Company’s intellectual property marks and other intellectual property materials as set forth in the Agreement and access to the Company’s membership information. The Royalty is subject to set-off or roll-back upon the occurrence of certain events set forth in the Agreement. Unless otherwise specifically provided in the Agreement, each party will be responsible for all costs and expenses incurred by it in connection with complying with its responsibilities under the Agreement.

ALIC will have sole authority and responsibility to design and price the Products, administer all policies issued under the Program and will be responsible for obtaining regulatory approval in all applicable jurisdictions. The Agreement also requires each party to endorse and support the Program, provided that the Company may not sell, solicit or negotiate with respect to any Products.

The Agreement will remain in effect until the end of the fifth (5th) anniversary of the Effective Date and will automatically renew thereafter for an additional five (5) year term and will renew automatically thereafter for successive one (1) year terms. Either party may provide written notice of non-renewal at least one-hundred and eighty (180) days prior to the end of the then current term. The Agreement also contains customary termination rights including the right of either party to terminate the Agreement upon written notice to the other party upon certain events including (i) if regulatory approvals have not been timely obtained in a certain number of jurisdictions; (ii) if certain thresholds are not met with respect to the number of Products issued; (iii) if any event has occurred or circumstance exists that can reasonably be expected to cause harm to the reputation of the terminating party; or (iv) in the event of a material regulatory violation that relates to the Products that is not cured within thirty (30) days. In addition, the Company may terminate the Agreement on thirty (30) days written notice to ALIC if ALIC fails to maintain the requisite regulatory approvals. ALIC may terminate the Agreement upon nine (9) months written notice if it determines in good faith that the occurrence of any regulatory or other event or circumstance exists that materially adversely impacts, or could reasonably be expected to materially adversely impact, ALIC’s economic interests. ALIC may also terminate the Agreement as to any Products upon ninety (90) days’ prior written notice to Company if ALIC determines to cease engaging in the business of offering such Products, in which case, ALIC may not, directly or indirectly, offer such Product (or replacement policies of such Product) to any group within the United States (other than with respect to policy renewals with respect to such Products) for a period specified in the Agreement.

The Agreement contains customary confidentiality obligations of each party in favor of the other relating to the use of certain information, including information concerning each party’s consumer information. Each party is also required to establish and maintain appropriate administrative, technical and physical safeguards designed to protect the security, confidentiality and integrity of the other party’s consumer information.

The Agreement also contains customary representations and warranties of each party as well as mutual indemnification obligations relating to (i) violations of applicable law; (ii) breaches of any covenant, warranty, or representation contained in the Agreement; (iii) the failure to perform any of such party’s duties or obligations under, or to observe or to comply with the limitations on its authority contained in, the Agreement; or (v) claims by a third party for infringement on such third party’s intellectual property rights.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, a copy of which the Company will file as an exhibit to its Quarterly Report on Form 10-Q for the period ended September 30, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 18, 2013	GRANDPARENTS.COM, INC.

	By:	/s/ Steve Leber
Steve Leber
Chairman/Co-Chief Executive Officer